Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-201797, 333-178481 and 333-191819) and Form S-8 (File Nos. 333-169742 and 333-196067) of S&W Seed Company of our report dated September 28, 2015 on the consolidated balance sheet of S&W Seed Company, as of June 30, 2015 and the consolidated statements of operations, comprehensive (loss) income, stockholders' equity, and cash flows for the year then ended, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

San Francisco, California
September 28, 2015